Exhibit 99.1

PRESS RELEASE
4/23/25
Carlisle Companies Reports First Quarter Results
SCOTTSDALE, ARIZONA, April 23, 2025 - Carlisle Companies Incorporated (NYSE:CSL) today announced its first quarter 2025 financial results.
•Revenue of $1.1 billion, diluted EPS of $3.13 and adj. EPS of $3.61
•Operating margin of 16.8% and adj. EBITDA margin of 21.8%
•Repurchased 1.2 million shares for $400 million, increasing share repurchase target to $1 billion for 2025
•Reaffirming Full-Year outlook of mid-single-digit revenue growth and ~50 bps adj. EBITDA margin expansion
Comments from Chris Koch, Chair, President and Chief Executive Officer
“We are pleased with Carlisle's first quarter results. With perseverance and a commitment to achieving Vision 2030, our team overcame challenges from the continued softness in the residential construction market, the negative impact of this winter’s weather, and the significant economic uncertainty created by the recent tariffs. Despite these headwinds, Carlisle delivered revenue of $1.1 billion, essentially flat year-over-year, with diluted EPS of $3.13 and adjusted EPS of $3.61. Better weather in March contributed to positive momentum that continues into April, the start of our U.S. summer construction season.

“Despite the broad tariff actions, we remained relatively unaffected by the tariffs in the first quarter with over 90% of our raw materials sourced in North America and over 90% of our sales in North America. At the current levels, the tariffs should have a minimal impact in the second quarter. While the direct impact of the current tariffs may be limited, we do remain concerned regarding the increased potential for a further slowdown in the state of the U.S. economy in the second half of 2025. Nonetheless, we have increased conviction in the well understood drivers to our businesses and remain committed to our 2025 outlook of mid-single-digit revenue growth and approximately 50 basis points of adjusted EBITDA margin improvement.

“Feedback from our latest Carlisle Market Survey (“CMS”) conducted in early April reinforces our positive outlook on the 2025 roofing season. Survey participants expect a low-single-digit increase in commercial roofing volumes, driven more by re-roofing than new construction demand. Participants also expect commercial roofing prices will increase low-single-digits with increases starting in the second quarter, consistent with prior expectations. Our survey results also suggest that inventory levels in the channel remain lower than normal due to higher carrying costs and economic uncertainty. Participants expect residential volumes will decrease low-single-digits due to continued buyer uncertainty, affordability challenges, higher interest rates and low housing turnover that has impacted this part of the industry since the second quarter of 2024.

“Our acquisition playbook continues to deliver results. Our recent acquisitions of MTL, Plasti-Fab and ThermaFoam contributed $50 million of revenue in the first quarter, and we expect all three of these acquisitions to exceed our original synergy projections.

“Free cash flow remains very much in line with our expectations to generate approximately $1 billion dollars in 2025. Consistent with our commitment to generate superior shareholder returns through a balanced capital deployment approach, we are raising our 2025 target level of share repurchases from $800 million to $1 billion. During the first quarter, we repurchased 1.2 million shares for $400 million.

“As we move forward in 2025, we will continue to invest in accelerating our introduction of innovative energy-efficient and labor-saving solutions, improving the Carlisle Experience, and optimizing operating efficiencies through the Carlisle Operating System. Our recent innovation efforts are bolstering our Voice of the Customer process and accelerating our speed-to-market through initiatives like our recently announced innovation accelerator program.

“We remain committed to our 2030 goal of $40 of adjusted EPS and 25% ROIC built on the strength of an imperative business model reinforced by well-known re-roofing drivers, along with the advantages of being a market leader in North America, which is arguably the best market globally for building envelope solutions and in general, economic performance.

“Throughout our 108-year history, Carlisle has demonstrated our commitment to deliver results for our customers, employees and shareholders and our strong resiliency during challenging times backed by our talented employee base, strong cash flow generation, and robust balance sheet. We are confident in our ability to navigate this current challenging environment.”

First Quarter 2025 Financial Summary

	Three Months Ended March 31,
(in millions, except per share amounts)	2025	2024	Change %
Revenues	$1,095.8	$1,096.5	(0.1)%
Operating income	183.6	225.2	(18.5)%
Operating margin	16.8%	20.5%	-370 bps
Income from continuing operations	140.1	170.9	(18.0)%
Adjusted EBITDA	238.4	265.5	(10.2)%
Adjusted EBITDA margin	21.8%	24.2%	-240 bps
Diluted EPS	3.13	3.52	(11.1)%
Adjusted EPS	3.61	3.72	(3.0)%
First Quarter 2025 Segment Highlights
Carlisle Construction Materials ("CCM")
•Revenue of $799 million, increased 2% (-1% organic) year-over-year, driven by the acquisition of MTL and positive end-market demand partially offset by the year-over-year negative impact from weather and lower carryover pricing from 2024.
•Operating income was $195 million, down 8% year-over-year. Adjusted EBITDA was $217 million, down 5% year-over-year, reflecting an adjusted EBITDA margin of 27.1%. The decrease in adjusted EBITDA was due to the lower carryover pricing from 2024 and targeted investments in innovation and Carlisle Experience enhancements.
Carlisle Weatherproofing Technologies ("CWT")
•Revenue of $297 million, declined 5% (-12% organic) year-over-year, primarily due to lower new construction activity and lower retail sales resulting from the drier-than-normal West Coast winter partially offset by the acquisitions of Plasti-Fab and ThermaFoam.
•Operating income was $16 million, down 62% year-over-year. Adjusted EBITDA was $46 million, down 28% year-over-year, reflecting an adjusted EBITDA margin of 15.6%. The decrease in adjusted EBITDA was primarily due to deleverage on lower revenue and negative price/cost in the quarter.
Cash Flow
Operating cash flow used by continuing operations for the three months ended March 31, 2025, was $1.4 million. Free cash flow used by continuing operations was $30 million, a decrease of $162 million versus the prior year, resulting from lower income from continuing operations and higher uses of working capital compared to the prior year.
During the three months ended March 31, 2025, we deployed $400 million toward share repurchases and paid $45 million in cash dividends. As of March 31, 2025, we had 2.3 million shares available for repurchase under our share repurchase program, with $220 million of cash and cash equivalents and $1.0 billion available under our revolving credit facility.
2025 Outlook
•FY 2025 revenues to increase in the mid-single-digit percentage range year-over-year.
◦CCM - FY 2025 revenues to increase in the mid-single-digit percentage range year-over-year.
◦CWT - FY 2025 revenues to increase in the high-single-digit percentage range year-over-year.
•Adjusted EBITDA margins to expand ~50 bps.
Conference Call and Webcast
Carlisle will discuss first quarter 2025 results on a conference call at 5:00 p.m. ET today. The call can be accessed via webcast, along with related materials, at www.carlisle.com/investors/events-and-presentations and via telephone as follows:
Domestic toll free: 800-549-8228
International: 646-564-2877
Conference ID: 49137
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally use words such as "expect," "foresee," "anticipate," "believe," "project," "should," "estimate," "will," "plans," "intends," "forecast," and similar expressions, and reflect our expectations concerning the future. Such statements are made based on known events and circumstances at the time of publication and, as such, are subject in the future to unforeseen risks and uncertainties. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs that cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; the ability of our customers to maintain appropriate labor levels under U.S. immigration laws, policies and practices; the ability to meet our goals relating to our intended reduction of greenhouse gas emissions, including our net zero commitments; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the identification of strategic acquisition targets and our successful completion of any transaction and integration of our strategic acquisitions; our successful completion of strategic dispositions; the cyclical nature of our businesses; the impact of information technology, cybersecurity, artificial intelligence or data security breaches at our businesses or third parties; the outcome of pending and future litigation and governmental proceedings; the emergence or continuation of widespread health emergencies, including, for example, expectations regarding their impact on our businesses, including on customer demand, supply chains and distribution systems, production, our ability to maintain appropriate labor levels, our ability to ship products to our customers, our future results, or our full-year financial outlook; and the other factors discussed in the reports we file with or furnish to the Securities and Exchange Commission from time to time. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets and general domestic and international economic conditions, including inflation and interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena, including the Russian invasion of Ukraine and war in the Middle East, may adversely affect general market conditions and our future performance. Any forward-looking statement speaks only as of the date on which that statement is made, and we undertake no duty to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which that statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of those factors, nor can it assess the impact of each of those factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.
Non-GAAP Disclosure
Carlisle reports its financial results in accordance with the U.S. generally accepted accounting principles (GAAP). This press release also contains certain financial measures such as adjusted EPS, adjusted EBITDA, adjusted EBITDA margin, organic revenue, and free cash flow that are not recognized under GAAP. Management believes that adjusted EPS, adjusted EBITDA, adjusted EBITDA margin, and organic revenue are useful to investors because they allow for comparison to Carlisle’s and its segments' performance in prior periods without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. Management believes free cash flow is useful to investors as an additional way of viewing Carlisle's liquidity and provides a more complete understanding of factors and trends affecting Carlisle's cash flows. As a result, management believes that these measures enhance the ability of investors to analyze trends in Carlisle’s businesses and evaluate Carlisle’s performance relative to similarly-situated companies. Reconciliations of these measures to amounts reported in Carlisle's consolidated financial statements are in the supplemental schedules of this press release. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Carlisle is not providing reconciliations for forward-looking non-GAAP financial measures because Carlisle does not provide GAAP financial measures on a forward-looking basis as Carlisle is unable to predict with reasonable certainty the ultimate outcome of adjusted items with unreasonable effort. These items are uncertain, depend on various factors, and could be material to Carlisle's financial results computed in accordance with GAAP.
About Carlisle Companies Incorporated
Carlisle Companies Incorporated is a leading supplier of innovative building envelope products and solutions for more energy efficient buildings. Through its building products businesses – Carlisle Construction Materials ("CCM") and Carlisle Weatherproofing Technologies ("CWT") – and family of leading brands, Carlisle delivers innovative, labor reducing and environmentally responsible products and solutions to customers through the Carlisle Experience. Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Leveraging its culture of continuous improvement as embodied in the Carlisle Operating System ("COS"), Carlisle has committed to achieving net-zero greenhouse gas emissions by 2050.
*EPS referenced in this release is from continuing operations unless otherwise noted.

CONTACT:	Mehul Patel
Vice President, Investor Relations
(310) 592-9668
mpatel@carlisle.com

Carlisle Companies Incorporated
Unaudited Consolidated Statements of Income

	Three Months Ended March 31,
(in millions, except per share amounts)	2025	2024
Revenues	$1,095.8	$1,096.5

Cost of goods sold	710.1	697.6
Selling and administrative expenses	194.0	166.8
Research and development expenses	10.7	9.2
Other operating expense (income), net	(2.6)	(2.3)
Operating income	183.6	225.2
Interest expense	14.8	18.6
Interest income	(6.4)	(7.9)
Other non-operating expense (income), net	0.2	(0.3)
Income from continuing operations before income taxes	175.0	214.8
Provision for income taxes	34.9	43.9
Income from continuing operations	140.1	170.9
Income from discontinued operations	3.2	21.4
Net income	$143.3	$192.3

Basic earnings per share attributable to common shares:
Income from continuing operations	$3.16	$3.57
Income from discontinued operations	0.07	0.45
Basic earnings per share	$3.23	$4.02

Diluted earnings per share attributable to common shares:
Income from continuing operations	$3.13	$3.52
Income from discontinued operations	0.07	0.45
Diluted earnings per share	$3.20	$3.97

Average shares outstanding:
Basic	44.3	47.8
Diluted	44.7	48.4

Dividends declared and paid per share	$1.00	$0.85

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in millions)	2025	2024
Net cash provided by operating activities	$1.8	$163.5

Investing activities:
Acquisitions, net of cash acquired	(49.9)	—
Capital expenditures	(29.0)	(32.5)
Other investing activities	—	0.5
Net cash used in investing activities	(78.9)	(32.0)

Financing activities:
Repurchases of common stock	(400.0)	(150.0)
Dividends paid	(45.2)	(41.5)
Proceeds from exercise of stock options	2.7	42.5
Withholding tax paid related to stock-based compensation	(12.9)	(16.2)
Other financing activities	(1.0)	(0.9)
Net cash used in financing activities	(456.4)	(166.1)

Effect of foreign currency exchange rate changes on cash and cash equivalents	0.2	(0.7)
Change in cash and cash equivalents	(533.3)	(35.3)
Less: change in cash and cash equivalents of discontinued operations	—	(11.2)
Cash and cash equivalents at beginning of period	753.5	576.7
Cash and cash equivalents at end of period	$220.2	$552.6

Carlisle Companies Incorporated
Unaudited Selected Consolidated Balance Sheet Data

(in millions)	March 31, 2025	December 31, 2024
Cash and cash equivalents	$220.2	$753.5
Long-term debt, including current portion	1,894.4	1,890.6
Total stockholders' equity	2,166.5	2,463.3

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Organic Revenue
Organic revenue (defined as revenues excluding revenue from acquisitions completed within the last 12 months and the impact of changes in foreign exchange rates versus the U.S. Dollar) is intended to provide investors and others with information about Carlisle's and its segments' recurring operating performance. This information differs from revenue determined in accordance with accounting principles generally accepted in the United States of America ("GAAP") and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's and its segments' organic revenue follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31,
(in millions, except percentages)	CSL		CCM		CWT
2024 Revenues (GAAP)	$1,096.5		$783.6		$312.9
Organic	(47.5)	(4.4)%	(11.0)	(1.4)%	(36.5)	(11.7)%
Acquisitions	50.0	4.6%	27.6	3.5%	22.4	7.2%
FX impact	(3.2)	(0.3)%	(1.7)	(0.2)%	(1.5)	(0.5)%
Total change	(0.7)	(0.1)%	14.9	1.9%	(15.6)	(5.0)%
2025 Revenues (GAAP)	$1,095.8		$798.5		$297.3
Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Free Cash Flow
Free cash flow (defined as net cash provided by operating activities less capital expenditures) is intended to provide investors and others with information about Carlisle's liquidity and provides a more complete understanding of factors and trends affecting Carlisle's cash flows. This information differs from operating cash flow determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's free cash flow follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31,
(in millions)	2025	2024
Operating cash flow (GAAP)	$1.8	$163.5
Less: operating cash flow from discontinued operations	3.2	7.5
Operating cash flow from continuing operations	$(1.4)	$156.0

Capital expenditures (GAAP)	$(29.0)	$(32.5)
Less: capital expenditures at discontinued operations	—	(8.5)
Capital expenditures at continuing operations	$(29.0)	$(24.0)

Operating cash flow from continuing operations	$(1.4)	$156.0
Capital expenditures at continuing operations	(29.0)	(24.0)
Free cash flow from continuing operations	$(30.4)	$132.0

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin
Earnings before interest and taxes ("EBIT") (defined as net income excluding income/loss from discontinued operations, interest expense, interest income, and provision for income taxes), adjusted EBIT (defined as EBIT excluding gains/losses and costs related to acquisitions, dispositions, restructuring, impairment, casualty losses and insurance recoveries, legal settlements, pension settlements, and debt extinguishment), adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") (defined as adjusted EBIT excluding depreciation and amortization) and adjusted EBITDA margin (defined as adjusted EBITDA divided by total revenues) are intended to provide investors and others with information about Carlisle's and its segments' performance without the effect of items that, by their nature, tend to obscure core operating results due to potential variability across periods based on the timing, frequency and magnitude of such items. As a result, management believes that these measures enhance the ability of investors to analyze trends in Carlisle's businesses and evaluate Carlisle's performance relative to similarly-situated companies. This information differs from net income and operating income determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. Carlisle's and its segments' EBIT, adjusted EBIT, adjusted EBITDA and adjusted EBITDA margin follows, which may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended March 31,
(in millions, except percentages)	2025	2024
Net income (GAAP)	$143.3	$192.3
Less: Income from discontinued operations	3.2	21.4
Income from continuing operations (GAAP)	140.1	170.9
Provision for income taxes	34.9	43.9
Interest expense	14.8	18.6
Interest income	(6.4)	(7.9)
EBIT	183.4	225.5
Plus (gains) / losses and costs related to:
Acquisitions	6.8	0.6
Dispositions	0.1	—
Restructuring	0.1	0.5
Legal settlements	0.2	—
Total non-comparable items	7.2	1.1
Adjusted EBIT	190.6	226.6
Depreciation	17.7	16.5
Amortization	30.1	22.4
Adjusted EBITDA	$238.4	$265.5
Divided by:
Total revenues	$1,095.8	$1,096.5
Adjusted EBITDA margin	21.8%	24.2%

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - EBIT, Adjusted EBIT, Adjusted EBITDA and Adjusted EBITDA Margin

	Three Months Ended March 31, 2025
(in millions)	CCM	CWT	Corporate and unallocated
Operating income (loss) (GAAP)	$194.8	$16.2	$(27.4)
Non-operating expense (income), net	(0.1)	—	0.3
EBIT	194.9	16.2	(27.7)
Plus (gains) / losses and costs related to:
Acquisitions	—	4.4	2.4
Dispositions	—	0.1	—
Restructuring	—	0.1	—
Legal settlements	—	0.2	—
Total non-comparable items	—	4.8	2.4
Adjusted EBIT	194.9	21.0	(25.3)
Depreciation	12.6	4.7	0.4
Amortization	9.0	20.6	0.5
Adjusted EBITDA	$216.5	$46.3	$(24.4)
Divided by:
Total revenues	$798.5	$297.3	$—
Adjusted EBITDA margin	27.1%	15.6%	NM

	Three Months Ended March 31, 2024
(in millions)	CCM	CWT	Corporate and unallocated
Operating income (loss) (GAAP)	$211.2	$42.2	$(28.2)
Non-operating expense (income), net	0.4	—	(0.7)
EBIT	210.8	42.2	(27.5)
Plus (gains) / losses and costs related to:
Acquisitions	—	—	0.6
Dispositions	(0.1)	0.1	—
Restructuring	—	0.5	—
Total non-comparable items	(0.1)	0.6	0.6
Adjusted EBIT	210.7	42.8	(26.9)
Depreciation	12.0	4.1	0.4
Amortization	4.1	17.8	0.5
Adjusted EBITDA	$226.8	$64.7	$(26.0)
Divided by:
Total revenues	$783.6	$312.9	$—
Adjusted EBITDA margin	28.9%	20.7%	NM

Carlisle Companies Incorporated
Unaudited Non-GAAP Financial Measures - Adjusted Net Income and Adjusted EPS

	Three Months Ended March 31, 2025			Three Months Ended March 31, 2024
(in millions, except per share amounts)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)	Pre-tax Impact	After-tax Impact(1)	Impact to Diluted EPS(2)
Net income (GAAP)		$143.3	$3.20		$192.3	$3.97
Less: Income from discontinued operations (GAAP)		3.2	0.07		21.4	0.45
Income from continuing operations (GAAP)		140.1	3.13		170.9	3.52
Plus (gains) / losses and costs related to:
Acquisitions	6.8	5.2	0.12	0.6	0.5	0.01
Dispositions	0.1	0.1	—	—	—	—
Restructuring	0.1	0.1	—	0.5	0.3	0.01
Legal settlements	0.2	0.2	0.01	—	—	—
Acquisition-related amortization(3)	28.4	21.6	0.48	21.0	15.8	0.32
Discrete tax items(4)	—	(5.8)	(0.13)	—	(7.0)	(0.14)
Total adjustments		21.4	0.48		9.6	0.20
Adjusted net income		$161.5	$3.61		$180.5	$3.72
(1)The impact to net income reflects the tax effect of noted items, which is based on the statutory rate in the jurisdiction in which the expense or income is deductible or taxable.
(2)The per share impact of adjustments to each period is based on diluted shares outstanding using the two-class method.
(3)Acquisition-related amortization includes the amortization of customer relationships, technology, trade names and other intangible assets recorded in purchase accounting in connection with a business combination. These intangible assets contribute to revenue generation and the amortization of these assets will recur until such intangible assets are fully amortized.
(4)Discrete tax items include current period tax expense or benefit related to prior year items, the tax impact of foreign currency gains and losses, or changes in tax laws or rates.